Exhibit 99.1
Press Release

For more information contact:

Media Relations: Britt Zarling Vice President, Corporate Communications Fiserv, Inc. 678-375-1595 britt.zarling@fiserv.com	Investor Relations: Paul Seamon Vice President, Investor Relations Fiserv, Inc. 262-879-5727 paul.seamon@fiserv.com

For Immediate Release

Fiserv Reports Second Quarter 2018 Results
GAAP revenue growth of 2 percent in the quarter and 3 percent year to date;
GAAP EPS increase of 18 percent in the quarter and 49 percent year to date;
Internal revenue growth of 6 percent in the quarter and 5 percent year to date;
Adjusted EPS increase of 32 percent in the quarter and 27 percent year to date;
Full year 2018 guidance affirmed

Brookfield, Wis., July 31, 2018 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the second quarter of 2018.
Second Quarter 2018 GAAP Results
GAAP revenue for the company increased 2 percent to $1.42 billion in the second quarter of 2018 compared to the prior year period, with 7 percent growth in the Payments segment and 5 percent decline in the Financial segment. For the first six months of 2018, GAAP revenue increased 3 percent to $2.86 billion compared to the prior year period, with 7 percent growth in the Payments segment and 3 percent decline in the Financial segment. The sale of a 55 percent interest of the company's Lending Solutions business (the "Lending Transaction") in the first quarter of 2018 resulted in a decline of GAAP revenue in 2018 for the Financial segment.
GAAP earnings per share was $0.60 in the second quarter and $1.61 in the first six months of 2018, increasing 18 percent and 49 percent, respectively, compared to the prior year periods. GAAP earnings per share in the first six months of 2018 included a gain of $0.36 per share on the Lending Transaction. The company completed a two-for-one stock split in the first quarter of 2018. Accordingly, all share data and per share amounts are presented on a split-adjusted basis.
GAAP operating margin was 25.2 percent in the second quarter and 33.8 percent in the first six months of 2018, respectively, compared to 26.8 percent in the second quarter and 26.5 percent in the first six months of 2017, respectively. GAAP operating margin in the first six months of 2018 included a $229 million gain resulting from the Lending Transaction.

Press Release

Net cash provided by operating activities was $613 million in the first six months of 2018, which did not reflect $419 million of sale proceeds from the Lending Transaction. Net cash provided by operating activities was $691 million in the first six months of 2017, which included cash distributions of $31 million from StoneRiver Group, L.P. ("StoneRiver"), a joint venture in which the company owns a 49 percent interest.
"Our second quarter results were excellent and have us well-positioned to achieve our full-year objectives," said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. "We continue to focus on service quality, innovation and integration which is reflected in both our current results and sales pipeline entering the second half of the year."
Second Quarter 2018 Non-GAAP Results and Additional Information

•	Adjusted revenue increased 2 percent to $1.35 billion in the second quarter and 3 percent to $2.72 billion in the first six months of 2018 compared to the prior year periods.

•	Internal revenue growth for the company was 6 percent in the second quarter, with 5 percent growth in the Payments segment and 7 percent growth in the Financial segment.

•	Internal revenue growth for the company was 5 percent in the first six months of 2018, with 5 percent growth in the Payments segment and 4 percent growth in the Financial segment.

•	Adjusted earnings per share increased 32 percent to $0.75 in the second quarter and 27 percent to $1.51 in the first six months of 2018 compared to the prior year periods.

•
Adjusted operating margin increased 40 basis points to 32.4 percent in the second quarter and increased 20 basis points to 32.5 percent in the first six months of 2018 compared to the prior year periods.

•	Free cash flow was $491 million in the first six months of 2018 compared to $555 million in the prior year period.

•	Sales results were up 6 percent in the quarter and 9 percent in the first six months of 2018 compared to the prior year periods.

•
The company repurchased 5.4 million and 11.0 million shares of common stock for $390 million and $789 million in the second quarter and first half of 2018, respectively. The company had 10.4 million remaining shares authorized for repurchase as of June 30, 2018.

Outlook for 2018
Fiserv continues to expect internal revenue growth of at least 4.5 percent and adjusted earnings per share in a split-adjusted range of $3.02 to $3.15, which represents growth of 22 to 27 percent over 2017 as adjusted for the Lending Transaction.
"Our first-half performance has set us up for strong full-year results and additional momentum as we look into 2019," said Yabuki.
Earnings Conference Call
The company will discuss its second quarter 2018 results on a conference call and webcast at 4 p.m. CT on Tuesday, July 31, 2018. To register for the event, go to Fiserv.com and click on the Q2 Earnings webcast link. Supplemental materials will be available in the "Investor Relations" section of the website.

Press Release

About Fiserv
Fiserv, Inc. (NASDAQ: FISV) enables clients worldwide to create and deliver financial services experiences in step with the way people live and work today. For more than 30 years, Fiserv has been a trusted leader in financial services technology, helping clients achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and insights and optimization. Fiserv is a member of the FORTUNE® 500 and has been named among the FORTUNE Magazine World's Most Admired Companies® for five consecutive years, recognized for strength of business model and innovation leadership. For more information, visit Fiserv.com.
Use of Non-GAAP Financial Measures
In this earnings release, the company supplements its reporting of information determined in accordance with GAAP, such as revenue, operating income, operating margin, income from continuing operations, net income, earnings per share from continuing operations, earnings per share and net cash provided by operating activities, with "adjusted revenue," "internal revenue growth," "adjusted operating income," "adjusted operating margin," "adjusted net income," "adjusted earnings per share," "adjusted earnings per share, as adjusted for the Lending Transaction," and "free cash flow." Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Therefore, the company excludes these items from GAAP revenue, operating income, operating margin, income from continuing operations, net income, earnings per share from continuing operations, earnings per share and net cash provided by operating activities to calculate these non-GAAP measures. The corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are included in this earnings release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that are excluded from the non-GAAP outlook measures. See page 11 for additional information regarding the company's forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, severance costs, merger and integration costs, certain costs associated with the achievement of the company's operational effectiveness objectives, gains or losses from dispositions and unconsolidated affiliates, and certain discrete tax benefits. The company excludes these items to more clearly focus on the factors management believes are pertinent to its operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.

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Internal revenue growth and free cash flow are non-GAAP financial measures and are described on page 10. Management believes internal revenue growth is useful because it presents revenue growth excluding acquisitions, dispositions and the impact of postage reimbursements in the company's Output Solutions business, and including deferred revenue purchase accounting adjustments. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders' ability to evaluate and understand the company's core business performance.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, income from continuing operations, net income, earnings per share from continuing operations, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share and adjusted earnings per share growth. Statements can generally be identified as forward-looking because they include words such as "believes," "anticipates," "expects," "could," "should" or words of similar meaning. Statements that describe the company's future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: pricing and other actions by competitors; the capacity of the company's technology to keep pace with a rapidly evolving marketplace; the impact of a security breach or operational failure on the company's business; the effect of legislative and regulatory actions in the United States and internationally; the company's ability to comply with government regulations; the company's ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the company's strategic initiatives; the impact of market and economic conditions on the financial services industry; and other factors included in the company's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Processing and services	$1,207	$1,186	$2,445	$2,364
Product	213	200	415	416
Total revenue	1,420	1,386	2,860	2,780

Expenses
Cost of processing and services	560	573	1,128	1,143
Cost of product	179	175	370	357
Selling, general and administrative	320	276	625	553
(Gain) loss on sale of businesses	3	(10)	(229)	(10)
Total expenses	1,062	1,014	1,894	2,043

Operating income	358	372	966	737
Interest expense	(45)	(44)	(90)	(86)
Non-operating income	3	2	3	2

Income before income taxes and income from investments in unconsolidated affiliates	316	330	879	653
Income tax provision	(72)	(109)	(212)	(211)
Income from investments in unconsolidated affiliates	7	—	7	26

Net income	$251	$221	$674	$468

GAAP earnings per share - diluted	$0.60	$0.51	$1.61	$1.08

Diluted shares used in computing earnings per share	416.4	432.5	419.0	435.5

Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

GAAP net income	$251	$221	$674	$468
Adjustments:
Merger, integration and other costs [1]	29	15	52	29
Severance costs	7	7	12	19
Amortization of acquisition-related intangible assets	40	40	80	78
Lending Transaction impact [2]	—	(17)	—	(17)
Tax impact of adjustments [3]	(17)	(15)	(32)	(36)
(Gain) loss on sale of businesses [4]	3	(10)	(229)	(10)
Tax impact of gain/loss on sale of businesses [3]	(1)	5	77	5
StoneRiver transactions [5]	(1)	—	(1)	(26)
Tax impact of StoneRiver transactions [3]	—	—	—	9
Adjusted net income	$311	$246	$633	$519

GAAP earnings per share	$0.60	$0.51	$1.61	$1.08
Adjustments - net of income taxes:
Merger, integration and other costs [1]	0.05	0.02	0.10	0.04
Severance costs	0.01	0.01	0.02	0.03
Amortization of acquisition-related intangible assets	0.08	0.06	0.15	0.12
Lending Transaction impact [2]	—	(0.03)	—	(0.02)
(Gain) loss on sale of businesses [4]	0.01	(0.01)	(0.36)	(0.01)
StoneRiver transactions [5]	—	—	—	(0.04)
Adjusted earnings per share	$0.75	$0.57	$1.51	$1.19

[1]
Merger, integration and other costs include acquisition and related integration costs of $29 million in 2018 and $13 million in 2017, and certain costs associated with the achievement of the company's operational effectiveness objectives of $23 million in 2018 and $16 million in 2017, primarily consisting of expenses related to data center consolidation activities.

[2]	Represents the earnings attributable to the disposed 55 percent interest of the company's Lending Solutions business.

[3]
The tax impact of adjustments is calculated using tax rates of 22 percent and 33 percent in 2018 and 2017, respectively, which approximates the company's annual effective tax rate for the respective years, exclusive of the actual tax impacts associated with the gain/loss on sale of businesses and StoneRiver transactions.

[4]	Represents the (gain) loss on the Lending Transaction in 2018 and the sale of the company's Australian item processing business in 2017.

[5]	Represents the company's share of the net gains on the sales of businesses at StoneRiver.
See page 3 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total Company
Revenue	$1,420	$1,386	$2,860	$2,780
Output Solutions postage reimbursements	(67)	(64)	(141)	(139)
Deferred revenue purchase accounting adjustments	1	1	3	2
Adjusted revenue	$1,354	$1,323	$2,722	$2,643

Operating income	$358	$372	$966	$737
Merger, integration and other costs	31	15	54	29
Severance costs	7	7	12	19
Amortization of acquisition-related intangible assets	40	40	80	78
(Gain) loss on sale of businesses	3	(10)	(229)	(10)
Adjusted operating income	$439	$424	$883	$853
Operating margin	25.2%	26.8%	33.8%	26.5%
Adjusted operating margin	32.4%	32.0%	32.5%	32.3%

Payments and Industry Products ("Payments")
Revenue	$837	$779	$1,679	$1,573
Output Solutions postage reimbursements	(67)	(64)	(141)	(139)
Deferred revenue purchase accounting adjustments	1	1	3	2
Adjusted revenue	$771	$716	$1,541	$1,436

Operating income	$269	$238	$540	$497
Merger, integration and other costs	1	1	2	2
Adjusted operating income	$270	$239	$542	$499
Operating margin	32.1%	30.5%	32.2%	31.6%
Adjusted operating margin	35.0%	33.3%	35.2%	34.7%

Financial Institution Services ("Financial")
Revenue	$590	$623	$1,206	$1,243

Operating income	$201	$214	$403	$410
Operating margin	34.0%	34.3%	33.4%	33.0%

Corporate and Other
Revenue	$(7)	$(16)	$(25)	$(36)

Operating income (loss)	$(112)	$(80)	$23	$(170)
Merger, integration and other costs	30	14	52	27
Severance costs	7	7	12	19
Amortization of acquisition-related intangible assets	40	40	80	78
(Gain) loss on sale of businesses	3	(10)	(229)	(10)
Adjusted operating loss	$(32)	$(29)	$(62)	$(56)

See page 3 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net income	$674	$468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	190	141
Amortization of acquisition-related intangible assets	80	78
Share-based compensation	36	33
Deferred income taxes	80	—
Gain on sale of businesses	(229)	(10)
Income from investments in unconsolidated affiliates	(7)	(26)
Dividends from unconsolidated affiliates	1	31
Non-cash impairment charges	1	10
Other operating activities	—	(1)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	(11)	59
Prepaid expenses and other assets	(64)	(13)
Contract costs	(76)	(12)
Accounts payable and other liabilities	17	(40)
Contract liabilities	(79)	(27)
Net cash provided by operating activities	613	691

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(169)	(136)
Proceeds from sale of businesses	419	19
Payments for acquisition of business, net of cash acquired	—	(78)
Purchases of investments	(2)	—
Other investing activities	(12)	1
Net cash provided by (used in) investing activities	236	(194)

Cash flows from financing activities
Debt proceeds	1,161	1,173
Debt repayments	(1,257)	(1,005)
Proceeds from issuance of treasury stock	44	47
Purchases of treasury stock, including employee shares withheld for tax obligations	(824)	(713)
Other financing activities	7	—
Net cash used in financing activities	(869)	(498)

Net change in cash and cash equivalents	(20)	(1)
Net cash flows from discontinued operations	43	—
Cash and cash equivalents, beginning balance	325	300
Cash and cash equivalents, ending balance	$348	$299

Certain prior period amounts have been reclassified to conform to current period presentation.

Press Release

Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$348	$325
Trade accounts receivable – net	932	997
Prepaid expenses and other current assets	524	603
Assets held for sale	—	50
Total current assets	1,804	1,975

Property and equipment – net	374	390
Intangible assets – net	1,833	1,882
Goodwill	5,456	5,590
Contract costs – net	398	84
Other long-term assets	353	368
Total assets	$10,218	$10,289

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$1,302	$1,359
Current maturities of long-term debt	1	3
Contract liabilities	352	576
Total current liabilities	1,655	1,938

Long-term debt	4,805	4,897
Deferred income taxes	692	552
Long-term contract liabilities	71	54
Other long-term liabilities	145	117
Total liabilities	7,368	7,558
Shareholders' equity	2,850	2,731
Total liabilities and shareholders' equity	$10,218	$10,289

Certain prior period amounts have been reclassified to conform to current period presentation.

Press Release

Fiserv, Inc.
Selected Non-GAAP Financial Measures
($ in millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Payments Segment	5%	5%
Financial Segment	7%	4%
Total Company	6%	5%

[1]
Internal revenue growth is measured as the increase in adjusted revenue (see page 7) for the current period excluding acquired revenue and revenue attributable to dispositions, divided by adjusted revenue from the prior year period excluding revenue attributable to dispositions. Revenue attributable to dispositions includes transition services revenue within Corporate and Other.

In the second quarter of 2018, acquired revenue was $17 million ($16 million in the Payments segment and $1 million in the Financial segment). Revenue attributable to dispositions was $10 million (all in Corporate and Other) and $71 million (all in the Financial segment) in the second quarter of 2018 and 2017, respectively, primarily from the Lending Transaction.
During the first six months of 2018, acquired revenue was $35 million ($33 million in the Payments segment and $2 million in the Financial segment). Revenue attributable to dispositions was $64 million ($54 million in the Financial segment and $10 million in Corporate and Other) and $135 million (all in the Financial segment) in the first six months of 2018 and 2017, respectively, primarily from the Lending Transaction.

Free Cash Flow	Six Months Ended June 30,
	2018	2017
Net cash provided by operating activities	$613	$691
Capital expenditures	(169)	(136)
Adjustments:
Severance, merger and integration payments	56	42
StoneRiver cash distributions	(1)	(31)
Other	—	(3)
Tax payments on adjustments	(8)	(8)
Free cash flow	$491	$555

See page 3 for disclosures related to the use of non-GAAP financial measures.

Press Release

Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures

Internal Revenue Growth - The company's internal revenue growth outlook for 2018 excludes acquisitions, dispositions, and the impact of postage reimbursements in its Output Solutions business, and includes deferred revenue purchase accounting adjustments. These adjustments are subject to variability and are anticipated to lower 2018 GAAP revenue growth by approximately 2.5 percentage points as compared to the internal revenue growth rate, primarily due to the Lending Transaction.

Adjusted Earnings Per Share - The company's adjusted earnings per share outlook for 2018 excludes certain non-cash or other items which should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Non-cash or other items may be significant and include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions, non-cash intangible asset amortization expense associated with acquisitions, non-cash impairment charges, severance costs, merger and integration costs, certain costs associated with the achievement of the company's operational effectiveness objectives, gains or losses from dispositions and unconsolidated affiliates, and certain discrete tax benefits. The company estimates that the amortization expense with respect to acquired intangible assets as of June 30, 2018 will be approximately $160 million in 2018. Other adjustments to earnings per share that have been incurred to date are presented on page 6. Estimates of these other adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.

The company's adjusted earnings per share growth outlook for 2018 reflects 2017 performance as adjusted for the Lending Transaction. The information below is presented with a reconciliation to the most comparable GAAP measure, consistent with the fourth quarter 2017 earnings materials on a split-adjusted basis.

2017 GAAP income from continuing operations	$1,232
Adjustments:
Merger, integration and other costs [1]	74
Severance costs	24
Amortization of acquisition-related intangible assets	159
Tax impact of adjustments [2]	(85)
Gain on sale of business [3]	(10)
Tax impact of gain on sale of business [2]	5
StoneRiver transactions [4]	(32)
Tax impact of StoneRiver transactions [2]	11
Tax benefit [5]	(275)
2017 adjusted net income	$1,103

2017 GAAP earnings per share from continuing operations	$2.86
Adjustments	(0.30)
2017 adjusted earnings per share	2.56
Lending Transaction impact	(0.08)
2017 adjusted earnings per share, as adjusted for the Lending Transaction	$2.48

2018 adjusted earnings per share outlook	$3.02 - $3.15
2018 adjusted earnings per share growth outlook	22% - 27%

[1] Merger, integration and other costs include acquisition and related integration costs of $47 million and certain costs associated with the achievement of the company's operational effectiveness objectives of $27 million, including expenses related to data center consolidation activities.

[2] The tax impact of adjustments is calculated using a tax rate of 33 percent, which approximates the company's annual effective tax rate in 2017, exclusive of discrete income tax benefits associated with The Tax Cuts and Jobs Act and the actual tax impacts associated with StoneRiver transactions and the gain on sale of business.

[3] Represents the gain on the sale of the company's Australian item processing business.
[4] Represents the company's share of net gains on the disposition of a business at StoneRiver.
[5] Represents discrete income tax benefits associated with The Tax Cuts and Jobs Act enacted in December 2017.

See page 3 for disclosures related to the use of non-GAAP financial measures.

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